CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 15, 2016, relating to the financial statements and financial highlights of Franklin Templeton U.S. Government Money Fund which appears in the June 30, 2016 Annual Report to Shareholders of Franklin Templeton U.S. Government Money Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

October 24, 2016